Exhibit 10.2

CONSULTING AGREEMENT FIFTH AMENDED ADDENDUM

This Consulting Agreement Fifth Amended Addendum (the “Fifth Addendum”) is entered into as of March 7, 2006 and effective as of the Effective Date (as defined below) by and between F.Y.I. Incorporated (n/k/a SOURCECORP, Incorporated), a Delaware corporation, (the “Company”) with its principal office located at 3232 McKinney Avenue, Suite 1000, Dallas, Texas 75204 and David Lowenstein (“Consultant”).

RECITALS

A.                                   Whereas, the Company and Consultant have previously entered into that certain Consulting Agreement of January 1, 2000, as amended (the “Agreement”) pursuant to which Consultant is employed by the Company; and

B.                                     Whereas, the Company is entering into an Agreement and Plan of Merger among CorpSource Holdings, LLC, a Delaware limited liability company, CorpSource MergerSub, Inc., a Delaware corporation, and the Company (the “Merger Agreement”).

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

1.               Amendments.

(a)          The Agreement is hereby amended and supplemented by adding the following new subsection ”(c)” to the end of paragraph 4 of the Agreement:

“(c) At the Effective Time (as defined in the Merger Agreement, as defined below) of the merger contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), among CorpSource Holdings, LLC, a Delaware limited liability company, CorpSource MergerSub, Inc., a Delaware corporation, and the Company, this Agreement shall terminate in accordance with paragraph 9(h) hereof.”

(b)         The Agreement is hereby further amended and supplemented by replacing “$1.5 million” in Section 9(b) of the Agreement with “$1,368,983”.

(c)          The Agreement is hereby further amended and supplemented by replacing “$1.5 million” in the third sentence of Section 9(c) of the Agreement with “$1,368,983”.

(d)         The Agreement is hereby further amended and supplemented by adding the following new subsection “(h)” to the end of paragraph 9 of the Agreement:

“(h) Notwithstanding anything to the contrary in this Agreement, but subject to paragraph 17 of this Agreement, at the Effective Time (as defined in the Merger Agreement) of the merger contemplated by the Merger Agreement, the Company shall pay Consultant by wire transfer of immediately available funds the Consulting Compensation and the other amounts due and owing to Consultant as set forth on Schedule A hereof; provided, that the payments referenced in items 1 through 3 of Schedule A shall be made in the ordinary course consistent with past practice, but not later than the Effective Time. Such payment shall be made in compliance with the terms of the Agreement, including Section 17. Upon such payment all other rights and obligations of the Company and Consultant under this Agreement shall cease as of the Effective Time (as defined in the Merger Agreement), except that paragraphs 6, 7, 8, 9(g) and 11 through 18 shall survive such termination in accordance with their terms. Nothing in this Agreement shall have any impact on Consultant’s rights under his existing options, warrants or restricted stock.”

(e)          The Agreement is hereby further amended and supplemented by adding Schedule A attached hereto as Schedule A to the Agreement.

(f)            The Agreement is hereby further amended and supplemented by adding the following new paragraph 18:

“18. RELEASE AND INDEMNIFICATION. (a) As of the Effective Time (as defined in the Merger Agreement), the Company irrevocably and unconditionally releases, waives and forever discharges Consultant, and his successors, heirs, legatees and legal representatives, from any and all causes of action, claims, damages, judgments and agreements arising out of claims by the Company and its subsidiaries or their direct and indirect stockholders (but only such stockholders from and after the Effective Time (as defined below)) relating to the calculation of Consultant’s Change in Control payment in accordance with paragraph 9 hereof, whether known or unknown, express or implied in contract, federal, state or local statute, executive order, law, common law, ordinance, tort or otherwise.

(b) As of the Effective Time (as defined in the Merger Agreement), Consultant irrevocably and unconditionally releases, waives and forever discharges the Company and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time) from any and all causes of action, claims, damages, judgments and agreements arising out of claims by the Consultant, and his successors, heirs, legatees and legal representatives, relating to the calculation of Consultant’s Change in Control payment in accordance with paragraph 9 hereof, whether known or unknown, express or implied in contract, federal, state or local statute, executive order, law, common law, ordinance, tort or otherwise.

(c) The Company agrees to indemnify and hold Consultant, and his successors, heirs, legatees and legal representatives, harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including without limitation, reasonable attorneys fees and expenses) suffered, incurred or paid in connection with or arising out of any claims by the Company and its subsidiaries or their direct and indirect stockholders (but only such stockholders from and after the Effective Time) relating to the calculation of Consultant’s Change in Control payment in accordance with paragraph 9 hereof.

(d) Consultant agrees to indemnify and hold the Company and its subsidiaries and their direct and indirect stockholders (but only such stockholders from and after the Effective Time) harmless from and against any damages, losses, liabilities, obligations, claims of any kind, interest and expenses (including without limitation, reasonable attorneys fees and expenses) suffered, incurred or paid in connection with or arising out of any claims by Consultant, and his successors, heirs, legatees and legal representatives, the calculation of Consultant’s Change in Control payment in accordance with paragraph 9 hereof.”

2.               Effective Date. This Fifth Addendum shall be effective as of the Effective Time (as defined in the Merger Agreement) (the “Effective Time”).

3.               Termination. Notwithstanding paragraph 2 of this Fifth Addendum, this Fifth Addendum shall be null, void and without effect if (i) the Merger Agreement is not executed and entered into by the parties thereto and publicly announced on or prior to 11:59 p.m. (EST) on March 8, 2006, (ii) at the Effective Time, David Delgado is not an employee of the Company or is not an equityholder of CorpSource Holdings, LLC in each case on terms that are substantially similar, in all material respects, to those in the Employment Agreement, dated as of March 6, 2006, between CorpSource MergerSub, Inc. (which is expected to be merged into the Company) and David Delgado or (iii) the Merger Agreement is terminated.

4.               Defined Terms. Except as otherwise expressly provided herein, any capitalized term used in this Fifth Addendum that is not defined herein will have the meaning ascribed to such term in the Agreement.

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5.               No Other Amendment. Except as otherwise expressly provided in this Fifth Addendum, all terms, conditions and provisions of the Agreement will remain in full force and effect.

6.               Governing Law. This Fifth Addendum shall in all respects be construed according to the laws of the State of Texas, without regards to conflicts of laws thereof.

7.               Entire Agreement. This Fifth Addendum, together with the Agreement and the Prior Addendums, set forth the entire agreement and understanding of the parties relating to the subject matter herein. No modification of or amendment to this Fifth Addendum, nor any waiver of any rights under this Fifth Addendum, shall be effective unless given in a writing signed by the party to be charged.

8.               Counterparts. This Fifth Addendum may be executed originally or by facsimile signature, in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have entered into this Fifth Addendum as of the date first written above.

SOURCECORP , Incorporated
(f/k/a F.Y.I., Inc.)
By:	/s/ Ed H. Bowman, Jr.
Name: Ed H. Bowman, Jr.
Title: President and CEO

CONSULTANT:

/s/ David Lowenstein
David Lowenstein

SCHEDULE A

1.               Subject to receipt by the Company of reasonable documentation evidencing such fees and expenses, all aggregate Consulting Compensation and other amounts due and owing to Consultant with respect to services provided and acquisitions closed on or before the date of the Merger Agreement; provided that such amount shall not exceed $65,000 of out-of-pocket expenses and $100,000 of consulting fees; provided, further, that such amounts shall be in addition to, and without duplication of, the other amounts referenced on this Schedule A;

2.               The fee payable with respect to the proposed acquisition of Complete Claim Solutions, Inc. (the “Acquisition”) shall be $15,000 plus, subject to receipt by the Company of reasonable documentation evidencing such fees and expenses, the Consultant’s customary hourly fees and reimbursement of out-of-pocket expenses. The fees and expenses shall be payable regardless of whether or not the Acquisition is consummated on the earlier of (i) the Effective Time of the Merger and (ii) the completion of the Acquisition; provided, that such amounts shall be in addition to, and without duplication of, the other amounts referenced on this Schedule A;

3.               Subject to receipt by the Company on a weekly basis of reasonable documentation evidencing such fees and expenses, all aggregate Consulting Compensation and other amounts due and owing to Consultant for services rendered from and after the date of the Merger Agreement through the Effective Time of the Merger and not related to the acquisition of Complete Claim Solutions, Inc.; provided that such amount shall not exceed $25,000 per calendar month, plus reasonable out-of-pocket expenses, without the prior written consent of Purchaser (as defined in the Merger Agreement); provided, further, that such amounts shall be in addition to, and without duplication of, the other amounts referenced on this Schedule A; and

4.               A lump-sum termination payment of $1,368,983; provided, that such amount shall be in addition to, and without duplication of, the other amounts referenced on this Schedule A.